Park City Group Reports First Quarter Fiscal 2014 Results

ReposiTrak Food & Drug Safety Platform Gains Traction as Industry Standard

Record Subscription & Total Revenue

Increased Staffing Levels to Meet Anticipated Growth

SALT LAKE CITY, Utah - November 12, 2013 -- Park City Group (Nasdaq: PCYG), a cloud-based software company that uses big data management to help retailers and their suppliers sell more, stock less and see everything, today announced record results for its fiscal first quarter ended September 30, 2013. In addition, the Company made very significant progress with several key strategic initiatives.

Strategic and financial highlights included:

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Acceleration of ReposiTrak™ as food and drug safety standard - As of the end of the first quarter, there are four members of ROFDA (Retailer Owned Food Distributors & Associates) implementing ReposiTrak, the Company's food and drug safety venture with Leavitt Partners.ROFDA is the largest cooperative of independent food wholesalers in the United States which collectively have more than 50,000 suppliers. In addition, ReposiTrak partnered with two other large food and drug trade associations.

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Record subscription revenue - Subscription revenue for the first fiscal quarter increased nine percent year over year to $2.1 million. Combined with other revenue, total revenue increased two percent to a record $2.8 million.

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Continued progress with national retailers - During the first quarter, the Company initiated new test programs with national retailers. "Tests combining several of our subscription services are clearly demonstrating significant economic value to retailers and their suppliers. Based on continued success, we expect the first of these tests could transition into deployment before the end of the fiscal year," said Randall K. Fields, Park City Group's Chairman and CEO.

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Significant expansion of leadership team and sales and marketing efforts - "In anticipation of accelerated near-term growth, we have increased investment in sales, marketing and account management personnel, including several veteran retail industry leaders," said Mr. Fields.

Total operating expenses during the quarter ended September 30, 2013 were $3.8 million, an increase of $1.4 million from the same quarter a year ago, and an increase of $862,000 sequentially from the fourth quarter of fiscal 2013. The majority of the increase in operating expenses reflects increased investment in sales, marketing and account management personnel. The first quarter also included incentive compensation related to performance achieved during the prior fiscal year, and due to its non-recurring nature, quarterly operating expenses for the remainder of the fiscal year are anticipated to be significantly lower. "Given the sizable opportunities that we have in hand, we have increased our staffing levels," said Mr. Fields.

Net loss applicable to common shareholders for the first fiscal quarter was $1.2 million, or ($0.07) per share, as compared to ($5,600), or ($0.00) per share during the prior year period. Non-GAAP loss to common shareholders for the first quarter was ($0.04) per share, as compared to income per share of $0.03 during the same period last year.

Total cash at September 30, 2013 was $4.3 million, as compared to $1.1 million at September 30, 2012, and debt levels decreased by 30 percent to $1.8 million, versus $2.6 million at the same time last year.

"Our core business is well positioned for more rapid growth over the next several years and we expect this to become clearer as this year unfolds. ReposiTrak is also well positioned to become the leading component of Park City Group's business, and a significant contributor to improving food and drug safety.Given our comfort level with how the

Company is positioned, we allocated a significant number of personnel to non-revenue producing activities. While these activities may not be reflected in our near term results, we expect significant return on a long-term basis," Mr. Fields concluded.

The Company will host a conference call at 4:15 P.M. Eastern today, November 12, 2013, to discuss the results. Investors and interested parties may participate in the call by dialing (877) 675-3568 and referring to Conference ID: 89484210. The conference call is also being webcast and is available via the investor relations section of the Company's website, www.parkcitygroup.com.

About Park City Group

Park City Group (Nasdaq: PCYG) is a Software-as-a-Service ("SaaS") provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it as well as providing food safety tracking information. The Company's service increases customers' sales and profitability while enabling lower inventory levels and ensuring regulatory compliance for both retailers and their suppliers. Through a process known as Consumer Driven Sales Optimization™, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world. Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provides store level visibility and sets the supply chain in motion. And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as "non-GAAP financial measures" by the Securities and Exchange Commission: non-GAAP EBITDA, non-GAAP earnings per share, net debt and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures to the nearest comparable GAAP measures will be provided upon the completion of the Company's annual audit.

Non-GAAP EBITDA excludes items such as impairment charges, allowance for doubtful accounts, charges to consolidate and integrate recently acquired businesses, costs of closing corporate facilities, non-cash stock based compensation and other one-time cash and non-cash charges. Non-GAAP EPS excludes items such as non-cash stock based compensation, charges to consolidate and integrate recently acquired businesses, costs for closing corporate facilities, amortization of acquired intangible assets and other one-time cash and non-cash charges. Net debt is the total debt balance less the cash balance. Free cash flow includes net cash provided (used) by operating activities less replacement purchases of property and equipment. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, which may not be indicative of its core operation results and business outlook. In addition, because Park City Group has historically reported certain non-GAAP results to investors, the Company believes that the inclusion of non-GAAP measures provides consistency in the Company's financial reporting.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Park City Group, Inc. ("Park City Group") are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Park City's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

Dave Mossberg

Three Part Advisors, LLC

Phone: 817-310-0051

Jeff Elliott

Three Part Advisors, LLC

Phone: 972-423-7070

[Tables to Follow]

PARK CITY GROUP, INC.

Consolidated Condensed Balance Sheets

Assets	September 30, 2013	June 30, 2013

Current Assets:
Cash and cash equivalents	$4,297,269	$3,616,585
Receivables, net of allowance of $190,000 and $220,000 at June 30, 2013 and 2012, respectively	2,380,484	2,383,366
Prepaid expense and other current assets	313,160	403,909

Total current assets	6,990,913	6,403,860

Property and equipment, net	646,589	671,959

Other assets:
Deposits and other assets	14,866	14,866
Note receivable	1,655,807	1,622,863
Customer relationships	2,234,756	2,340,335
Goodwill	4,805,933	4,805,933
Capitalized software costs, net	36,541	73,082

Total other assets	8,747,903	8,857,079

Total assets	$16,385,405	$15,932,898

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable	$459,884	$653,655
Accrued liabilities	1,584,021	1,096,982
Deferred revenue	1,310,689	1,777,326
Line of credit	1,200,000	1,200,000
Note payable	415,943	551,421

Total current liabilities	4,970,537	5,279,384

Long-term liabilities:
Notes payable, less current portion	220,442	310,642
Other long-term liabilities	100,790	101,500

Total liabilities	5,291,769	5,691,526

Commitments and contingencies

Stockholders' equity:
Series B Convertible Preferred stock, $0.01 par value, 30,000,000 shares authorized; 411,927 shares issued and outstanding at September 30, 2013 and June 30, 2013	4,119	4,119
Common stock, $0.01 par value, 50,000,000 shares authorized; 16,558,680 and 16,128,530 issued and outstanding at September 30, 2013 and June 30, 2013, respectively	165,587	161,285
Additional paid-in capital	45,364,786	43,314,986
Accumulated deficit	(34,440,856)	(33,239,018)

Total stockholders' equity	11,093,636	10,241,372

Total liabilities and stockholders' equity (deficit)	$16,385,405	$15,932,898

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Operations (unaudited)

	Three Months Ended
	September 30,
	2013	2012
Revenues:
Subscription	$2,134,656	$1,954,595
Other Revenue	641,280	758,232

Total revenues	2,775,936	2,712,827

Operating expenses:
Cost of services and product support	1,209,103	1,080,484
Sales and marketing	1,239,643	580,356
General and administrative	1,148,473	574,094
Depreciation and amortization	227,575	230,068

Total operating expenses	3,824,794	2,465,002

Income (loss) from operations	(1,048,858)	247,825

Other income (expense):
Interest income (expense)	1,493	(43,433)

Income (loss) before income taxes	(1,047,365)	204,392

(Provision) benefit for income taxes:	-	-
Net income (loss)	(1,047,365)	204,392

Dividends on preferred stock	(154,473)	(209,980)

Net income (loss) applicable to common shareholders	$(1,201,838)	$(5,588)

Weighted average shares, basic and diluted	16,364,000	12,215,000
Basic and diluted loss per share	$(0.07)	$0

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

For the Three Months Ended September 30, 2013

	For the three months Ended September 30,
	2013	2012
Cash Flows from Operating Activities:
Net (loss) income	$(1,047,365)	$204,392
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	227,575	230,068
Stock issued for charitable contribution	96,900	-
Stock compensation expense	375,515	199,029
Decrease (increase) in:
Trade receivables	2,882	21,602
Prepaids and other assets	57,805	(33,255)
Increase (decrease) in:
Accounts payable	(193,771)	(86,510)
Accrued liabilities	352,126	(184,655)
Deferred revenue	(466,637)	(161,595)

Net cash provided by operating activities	(594,970)	189,076

Cash Flows From Investing Activities:
Cash from sale of property and equipment	6,505	-
Purchase of property and equipment	(66,590)	(48,826)

Net cash used in investing activities	(60,085)	(48,826)

Cash Flows From Financing Activities:
Proceeds from issuance of stock	1,493,818	-
Proceeds from exercise of options and warrants	129,043	-
Proceeds from employee stock plans	62,134	81,469
Proceeds from issuance of notes payable	-	95,548
Dividends paid	(123,578)	(123,578)
Payments on notes payable	(225,678)	(211,478)

Net cash provided by (used in) financing activities	1,335,739	(158,039)

Net increase (decrease) in cash and cash equivalents	680,684	(17,789)

Cash and cash equivalents at beginning of period	3,616,585	1,106,176

Cash and cash equivalents at end of period	$4,297,269	$1,088,387

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$6,500	$-
Cash paid for interest	$31,793	$43,873

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Common Stock to pay accrued liabilities	$257,209	$208,954
Dividends accrued on preferred stock	$154,473	$209,980
Dividends paid with preferred stock	$-	$85,050

PARK CITY GROUP, INC. AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

Adjusted EBITDA

(In $000’s)

	Three Months Ended September 30
	2013	2012

Net (loss) income	($1,047)	$204

Adjusted EBITDA Reconciliation Adjustments:
Depreciation and amortization	228	230
Interest, net	(1)	43
Stock based compensation	376	199

Adjusted EBITDA	($444)	$676

Non-GAAP Net Income (Loss) to Common Shareholders and EPS

(In $000’s, except per share)

	Three Months Ended September 30
	2013	2012

Net Income (loss)	($1,047)	$204

Non-GAAP Net Income (Loss) Reconciliation Adjustments:
Stock based compensation	376	199
Acquisition related amortization	126	126

Non-GAAP Net Income	($545)	$529

Preferred dividends	(154)	(210)

Non-GAAP Net Income to Common Shareholders	($699)	$319

Weighted average shares, diluted	16,364,000	12,215,000
Non-GAAP EPS, diluted	($0.04)	$0.03

Non-GAAP Free Cash Flow

(In $000’s)

	Three Months Ended September 30
	2013	2012

Net Cash Provided by Operating Activities	($595)	$189

Non-GAAP Free Cash Flow Reconciliation Adjustments:
Purchase of property and equipment	(67)	(49)

Non-GAAP Free Cash Flow	($662)	$140

Free cash flow includes net cash provided (used) by operating activities less replacement purchases of property and equipment.  Capital expenditures related to long-term investments and new technology developments are omitted.

Non-GAAP Net Debt

(In $000’s)

	Three Months Ended
	September 30
	2013	2012

Total Debt	$1,836	$2,609

Less Total Cash	$4,297	$1,088

Non-GAAP Net (Cash) Debt	($2,461)	$1,521